Exhibit 99.1

Spero Therapeutics Announces Proposed Offering of Common Stock

CAMBRIDGE, Mass., July 9, 2018 — Spero Therapeutics, Inc. (Nasdaq: SPRO) (Spero), a multi-asset clinical-stage biopharmaceutical company focused on identifying, developing and commercializing novel treatments for multidrug-resistant (MDR) bacterial infections, today announced that it has commenced an underwritten public offering of 4,500,000 shares of its common stock. All of the shares in the offering will be sold by Spero. In addition, Spero expects to grant the underwriters a 30-day option to purchase up to an additional 675,000 shares of common stock at the public offering price, less the underwriting discount.

Cowen and Company, LLC, Stifel, Nicolaus & Company, Incorporated and Cantor Fitzgerald & Co. are serving as joint book-running managers for the offering. Oppenheimer & Co. Inc. is acting as lead manager for the offering, and H.C. Wainwright & Co., LLC is acting as co-manager for the offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

The offering is being made only by means of a prospectus. Copies of the preliminary prospectus relating to the offering may be obtained, when available, from Cowen and Company, LLC, c/o Broadridge Financial Solutions, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (631) 274-2806; from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, or by telephone at (415) 364-2720, or by email at syndprospectus@stifel.com; or from Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 6th Floor, New York, NY 10022, or by email at prospectus@cantor.com.

A registration statement relating to the offering has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Spero

Spero Therapeutics is a multi-asset, clinical-stage biopharmaceutical company focused on identifying, developing and commercializing novel treatments for multi-drug resistant bacterial infections.

Forward-Looking Statements

Investors are cautioned that statements in this press release regarding the intention, completion, timing and option relating to the proposed public offering constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed public offering. There can be no assurance that Spero will be able to complete the proposed public offering. Additional information on risks facing Spero can be found under the heading “Risk Factors” in Spero’s periodic reports, including its annual report on Form 10-K and quarterly reports on Form 10-Q, and in the preliminary prospectus relating to the proposed offering to be filed with the Securities and Exchange Commission, each available on the SEC’s web site at www.sec.gov. Spero expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Spero Investor Contact:

Sharon Klahre

Director, Investor Relations

857-242-1547

IR@sperotherapeutics.com

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